Exhibit 10.1

April 5, 2005

Re:	Transition Arrangements

Dear Mr. Puorro:

We are proposing the following transition arrangements in recognition of your service to New York Community Bancorp, Inc. (the “Holding Company”), New York Community Bank (the “Bank”), their affiliates and their respective predecessors (together, as constituted from time to time, the “Group”). The Group appreciates your considerable contributions during the transition period following the Roslyn Bancorp transaction.

On your agreement, this letter becomes your TRANSITION AGREEMENT (this “Agreement”) with the Holding Company and the Bank.

1. Your Transition

Effective as of April 5, 2005, you are retiring from your positions as Executive Vice President and Chief Financial Officer of both the Holding Company and the Bank (as well as from any other position you may hold as a director, officer or employee of any member of the Group). For your reference, we are attaching as Annex 1 the form of the announcement we will be making in connection with your departure.

2. Transition Benefits

Subject to the terms of this Agreement, you and we agree that your retirement will be treated as an “Event of Termination” under Section 4(a) of your Amended and Restated Employment Agreement, effective as of November 30, 2004 (your “Existing Employment Agreement”), by and among the Holding Company, the Bank and you.

As a result, you and we agree that your retirement entitles you to the following under Section 4 of your Existing Employment Agreement and under any other plan, contract or arrangement of the Group (together, your “Transition Benefits”):

(a)	A payment of $1,365,364.71, representing the lump sum payment contemplated by Section 4(b) of your Existing Employment Agreement;

(b)	The medical, health and dental benefits contemplated by Section 4(c) of your Existing Employment Agreement; and

(c)	The other payments and benefits listed on Annex 2, which represent all of the other benefits and payments to which you are entitled under any plan, contract or arrangement of the Group.

3. Release

You will not be entitled to your Transition Benefits until (a) you execute and deliver to the Holding Company a release in the form of Annex 3 (the “Release”) and (b) the Release becomes effective. If the Release has not been executed and delivered to the Holding Company within 21 days of the date of this letter or if the Release is validly revoked, this Agreement will become void and have no further effect. Executing the Release will significantly affect your rights, and we strongly advise you to consult with your own counsel before doing so.

4. Other Agreements

The Noncompetition Agreement, dated as of the 27th day of June, 2003 (your “Existing Noncompetition Agreement”), between the Holding Company (for itself and as successor to Roslyn Bancorp, Inc.), the Bank (for itself and as successor to The Roslyn Savings Bank) and you, continues in full force and effect and you specifically reaffirm the effectiveness of your Existing Noncompetition Agreement. For purposes of Section 4(c) of your Existing Noncompetition Agreement, the reference to the “New Employment Agreement” will be deemed to be to this Agreement.

The terms of your Existing Employment Agreement that apply after termination of your employment will continue in effect (except that you and we have agreed the amounts owed and benefits to be provided to you under Section 4). For the avoidance of doubt, this Agreement is intended to constitute the termination of your participation in any deferred compensation plan established by your Existing Employment Agreement and the payment in full of any deferred compensation owed thereunder in accordance with Section 409A of the Internal Revenue Code and Notice 2005-1 thereunder.

This Agreement contains the entire agreement among the Holding Company, the Bank and you with respect to the subject matter hereof, and it is the complete, final and exclusive embodiment of our agreement with regard to this subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be amended except in writing signed by all parties.

4. Miscellaneous

If any party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement and any rights or obligations hereunder may be assigned by the Holding Company and the Bank to any successor in interest to the business of the Holding Company or the Bank. You may not assign this Agreement. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement nor to affect the meaning thereof.

THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Any payments made pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code in all respects. However, Section 409A is new, subject to limited legislative history and subject to regulatory interpretation. To the extent any provision of this Agreement would not comply with that Section, it is hereby superceded and modified as necessary to comply (such modification to be determined in the good faith discretion of Holding Company after consultation with you).

*    *    *

If this letter properly sets forth our understanding, please sign both copies and return them to us. This letter will be a binding agreement on our receipt.

We wish you luck in your future undertakings.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Joseph R. Ficalora
Joseph R. Ficalora

NEW YORK COMMUNITY BANK.

By:	/s/ Joseph R. Ficalora
Joseph R. Ficalora

Accepted and agreed:

MICHAEL P. PUORRO

/s/ Michael P. Puorro

WITNESS:

/s/ Darlene Solomon
Darlene Solomon